Exhibit 10.11

December 19, 2013

Joseph Shaulson
[Address]

Re:                             Employment Agreement

Dear Joe:

This letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Metabolix, Inc. (the “Company”).  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.                                      Employment.

(a)                                 General.  The Company will employ you, and you will be employed by the Company, as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), and you shall have the responsibilities, duties and authority commensurate with that position.  You will also perform such other and/or different services for the Company as may be assigned to you from time to time consistent with your position as President and Chief Executive Officer.  Effective upon the execution of this Agreement (and continuing after the Commencement Date (as defined below) while you are employed as the President and CEO), you shall serve as a Director on the Board; provided that you shall recuse yourself from any Board meetings concerning your employment, compensation or other employment terms.  You agree that if your employment hereunder ends for any reason, you will immediately tender your resignation to the Company of all offices and positions with the Company, including with the Board, as of the date of your termination (the “Termination Date”). Your employment as President and Chief Executive Officer will be announced after the close of market on the Nasdaq on a date to be mutually agreed by you and the Company (the “Announcement Date”), subject to the requirements of applicable law.

(b)                                 Devotion to Duties.  While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company.  While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.  You may, however, without prior approval of the Company, serve as a member of the board of one other company or organization, with or without compensation, provided that such membership does not conflict with your obligations to the Company, and that you provide advance written notice to the Company before commencing such membership.  You must seek advance approval from the Company in the event you wish to serve as a member of a board of additional companies or organizations.

2.                                      Start Date and Term.  Your employment with the Company will begin on January 2, 2014, unless another date is mutually agreed upon by you and the Company (the “Commencement Date”).  The Company hereby agrees to employ you, and you hereby accept employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date (such period is the “Initial Term”), subject to earlier termination as provided in Section 4; provided, however, that at the end of such Initial Term and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not less than sixty (60) days prior to the end of such Initial Term or one (1) year extension period, as the case may be, the Company or you shall have given written notice that it or you elects not to have the term extended.  The term of this Agreement as extended and defined by this Section shall be referred to as the “Agreement Term.”

3.                                      Compensation.

(a)                                 Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the rate of no less than $350,000 annually.  The annual base salary in effect at any given time is referred to herein as the “Base Salary.”  If the Company’s audited financial statements for a completed fiscal year indicate that the Company achieved a revenue level of $25 million for such fiscal year, your Base Salary will be increased to $425,000, retroactive to the beginning of the fiscal year immediately following the completion of the fiscal year for which such revenue level was achieved.  The retroactive payment shall be made as promptly as is administratively feasible after notice from you requesting such adjustment following the completion of such financial statements.  Such retroactive amount shall be treated as part of your Base Salary retroactively for all purposes of this Agreement.  The Company will pay such Base Salary on a semi-monthly basis in accordance with the Company’s normal payroll practices and will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)                                 Bonus Opportunity.

(i)                                     You will be eligible to receive an annual cash bonus in an amount of up to 140% of the Base Salary, based upon the Board’s good faith assessment of your achievement of individual goals, of the Company’s achievement of its goals, and in accordance with the Company’s bonus programs.  Individual and Company goals will be established, and modified, each year in good faith by you and the Board, and your target bonus opportunity will be no less than 70% of your Base Salary.  Any bonus awarded under Section 3(b) shall be referred to as the “Bonus.”  The Bonus shall be calculated and paid no later than two and a half months following the close of the fiscal year to which such Bonus relates (including all amounts payable for such Bonus that relate to a retroactive Base Salary increase pursuant to paragraph 3(a) above).  For any partial year of employment, your cash Bonus will be awarded on a pro rata basis.  For the avoidance of doubt, nothing contained in this Agreement shall be construed to be a guarantee with respect to the amount of any Bonus.

(ii)                                  With respect to the Bonus payable for the 2014 fiscal year, the Company will provide you with the opportunity to elect, before the amount of the Bonus is finalized, to convert the cash Bonus to a stock option by multiplying the Bonus’s cash value by four (4) and dividing the product by the fair market value per share of the Company’s stock at the close of business on the date such Bonus amount is finalized (the “Bonus Option Price”).  Any options awarded under this Section 3(b)(ii) shall vest in full on the one year anniversary of the grant date, shall have an exercise price equal to the Bonus Option Price and shall be granted under the Equity Documents (as defined below).

(c)                                  Equity Compensation.  The Metabolix, Inc. 2006 Stock Option and Incentive Plan, any other authorized stock plan in effect from time to time, and/or any agreements between you and the Company governing equity compensation (other than this Agreement but including any plans or agreements necessary to grant “inducement awards” to you in accordance with Nasdaq rules) that the Company may reasonably require consistent with the terms of this Agreement are referred to as the “Equity Documents.”  Pursuant and subject to the Equity Documents, the Company shall grant you:

(i)                                     on the Announcement Date, an option to purchase 1,150,000 shares of Company stock (the “Initial Option”).  The Initial Option shall have a ten year term and an exercise price equal to the closing price of the Company’s stock on the Nasdaq on the Announcement Date.  Twenty-five percent (25%) of the Initial Option will vest on the two year anniversary of the Commencement Date; 25% of the Initial Option will vest on the three year anniversary of the Commencement Date; and the remaining 50% of the Initial Option will vest on the four year anniversary of the Commencement Date.  Further terms and conditions (not inconsistent herewith) of the Initial Option will be governed by the Equity Documents.

(ii)                                  600,000 performance shares of Company stock on the Commencement Date (the “Performance Shares”).  Vesting of the Performance Shares will be triggered by (A) the Company’s stock attaining certain price levels based on the average closing price of the Company’s stock on Nasdaq (or such other exchange or trading market as may be applicable from time to time) over any ten consecutive trading day period (each a “Stock Price Vesting Target”) and/or (B) upon the good faith determination of the Board or its Executive Committee that the Company has secured firm and commercially reasonable contracts representing $25 million of annual revenue and has established the supply chain needed to perform under such contracts (the “Revenue Vesting Target”), as set forth in the table below. Once vesting of Performance Shares has been triggered by attaining a Stock Price Vesting Target or the Revenue Vesting Target, then 25%, 25% and 50% of the Performance Shares so triggered will vest on the first, second and third anniversaries, respectively, of the date the vesting of such Performance Shares was triggered. To the extent vesting of the Performance Shares has not been triggered by the second anniversary of the Commencement Date, they will be forfeited and such Performance Shares shall not vest under any circumstances.

Target	# of Performance Shares Vesting Triggered
$3 per share Stock Price Vesting Target	150,000
$4 per share Stock Price Vesting Target	150,000
$5 per share Stock Price Vesting Target	150,000

$6 per share Stock Price Vesting Target	150,000
Revenue Vesting Target	Vesting begins on 100% of Performance Shares that have not already been triggered by attainment of Stock Price Vesting Targets

(iii)                               On the Commencement Date, you shall purchase 250,000 shares of Company stock at a price 10% below the closing price of the Company’s stock on the Announcement Date (the “Additional Shares”).  You agree to (A) purchase the Additional Shares directly from the Company; and (B) complete the purchase within 30 days of the Commencement Date (such date, or the earlier date upon which you purchase all of the Additional Shares, the “Additional Share Purchase Date”).  The Additional Shares will be subject to a holding period that will expire upon the earliest of: (I) one year after the Additional Share Purchase Date; (II) a Change of Control of the Company; (III) your resignation from employment for any reason; or (IV) the termination of your employment by the Company without Cause.

(iv)                              The Company shall use commercially reasonable efforts to register all equity awarded under this Agreement (except for the Additional Shares) on a Registration Statement on Form S-8 or otherwise.

(d)                                 Vacation.  You will be entitled to 4 weeks of paid vacation and paid holidays, accrued and used in accordance with the Company’s policies as in effect from time to time.  All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company, but with reasonable deference to your vacation plans.

(e)                                  Fringe Benefits.  You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.  Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

(f)                                   Temporary Living and Commuting Allowance.  During your first 18 months of employment with the Company, in recognition of your anticipated additional costs for temporary living and commuting, the Company shall pay you $5,000 per month in addition to your Base Salary.  Such additional payment shall be subject to tax withholdings and deductions to the same extent as Base Salary.

(g)                                  Reimbursement of Certain Expenses.  You shall be reimbursed for such reasonable and necessary business expenses incurred by you while you are employed by the Company, which are directly related to the furtherance of the Company’s business.  You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such business expense.

4.                                      Termination of the Term.  The Term shall terminate upon the occurrence of any of the following:

(a)                                 Termination of the Agreement Term.  The Agreement shall terminate, upon no less than ninety (90) days’ prior written notice, at the expiration of the Agreement Term as set forth in Section 2.  If the Company chooses not to renew the Agreement Term and your employment terminates upon or promptly after the expiration of the Agreement Term due to such non-renewal, then regardless of such termination and regardless of any terms of any Equity Documents to the contrary: (i) the vesting of all unvested equity granted to you under the Equity Documents pursuant to this Agreement shall continue as scheduled and (ii) the exercise period for all equity granted to you pursuant to this Agreement shall be extended to the later of the one-year anniversary of the expiration of the Agreement Term and the one-year anniversary of the applicable vesting date of such equity (but in no event later than the expiration date of such equity award); provided, however, that you execute a release of claims in the form of Exhibit A (the “Release”) within thirty (30) days of the Termination Date and you do not revoke such Release.

(b)                                 Termination for Cause.  The Agreement shall terminate, at the election of the Company, for Cause upon written notice by the Company to you.  For the purposes of this Section, “Cause” for termination shall be limited to the following:

(i)                                     willful and continued failure to substantially perform your material duties;

(ii)                                  willful and continued failure to substantially comply with the lawful and reasonable directives of the Board consistent with the terms of this Agreement;

(iii)                               willful and continued failure to substantially comply with any material Company policy, which non-compliance is substantially and demonstrably injurious to the Company;

(iv)                              willful gross misconduct that is substantially and demonstrably injurious to the Company;

(v)                                 willful misconduct in the course of your employment that is a felony or fraud; or

(vi)                              willful and prolonged unexcused absence from work (other than by reason of disability due to physical or mental illness).

No act or failure to act on your part shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or not opposed to the interests of the Company.  Further notwithstanding the foregoing, the Company shall not have “Cause” under clauses (i), (ii) or (v) above unless (A) the Company notifies you of the condition giving rise to Cause within ninety (90) days of the occurrence of such condition and (B) the condition continues more than thirty (30) days following such written notice.  For the avoidance of doubt, termination for “Cause” will result in the loss of all of your unvested equity (except as specifically provided in Section 3(c)(iii)).

(c)                                  Termination by the Company without Cause.  This Agreement shall terminate at the election of the Company without Cause at any time upon 30 days’ prior written notice by the Company to you.  The Company may accelerate such termination provided that it pays your Base Salary plus an additional 70% of your Base Salary with respect to any reduction of such notice period.

(d)                                 Death or Disability.  The Agreement shall terminate upon your death or disability.  If you shall be disabled so as to be unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation, the Board may remove you from any responsibilities during the period of such disability, and such removal shall not trigger a Good Reason termination as provided herein.  Notwithstanding any such removal, you shall continue to receive your Base Salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies), Bonus and benefits under this Agreement (except to the extent that you may be ineligible for one or more such benefits under applicable plan terms) for a period of six months, and your employment may be terminated by the Company at any time thereafter provided you continue to remain disabled at such time and you are eligible to receive benefits under the long-term disability plan in place for senior executives of the Company.  A termination pursuant to this Section 4(d) shall not be considered to be a “termination without Cause.”  Upon a termination pursuant to this Section 4(d), regardless of such termination and regardless of any terms of any Equity Documents to the contrary, the exercise period for all equity granted to you pursuant to this Agreement or otherwise shall be extended to the later of the one-year anniversary of the Termination Date or the one-year anniversary of the applicable vesting date (but in no event later than the expiration date of such equity award).  Nothing in this Section 4(d) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

Notwithstanding the foregoing, if and only to the extent that your disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(e)                                  Termination by You.  You may terminate this Agreement at your election upon not less than 30 days’ prior written notice to the Company.  The Company may accelerate such termination provided that it pays your Base Salary plus an additional 70% of your Base Salary with respect to any reduction of such notice period.  Any such acceleration shall not result in converting such a termination by you into a termination without Cause.

(f)                                   Definition of Good Reason.  You shall have “Good Reason” to terminate your employment after the occurrence of any of the following without your written consent: (i) a diminution in your base compensation or target Bonus percentage (provided, however, that the foregoing shall not be construed to mean that a reduction of a Bonus award as compared with an award in an earlier year would constitute Good Reason); (ii) a diminution in your authority, duties or responsibilities (other than immaterial changes that are ministerial or administrative in nature); (iii) failure by the Company to continue your participation in its benefit and equity compensation plans at a level commensurate with your position as President and Chief Executive Officer (it being understood that further equity grants during the Initial Term shall be at the sole discretion of the Board); (iv) a change of at least thirty-five (35) miles in the geographic location at which you must perform your services; or (v) a material breach of this Agreement by the Company. Further notwithstanding the foregoing, you shall not have “Good Reason” under clauses (i)-(v) above unless (A) you notify the Company of the condition giving rise to your resignation within ninety (90) days of the occurrence of such condition; (B) the condition continues more than thirty (30) days following your written notice; and (C) your resignation is effective within one hundred eighty (180) days following the occurrence of such condition.

5.                                      Effect of Termination.

(a)                                 In the event (i) you are terminated for Cause; (ii) you are terminated for death or Disability; or (iii) you voluntarily resign (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the Termination Date (collectively, the “Accrued Obligations”).  Such amounts will be paid promptly after the Termination Date in accordance with applicable law but in no event more than 14 days after the Termination Date.  In the event your employment is terminated as a result of your death or disability, the vesting of all unvested equity granted to you under the Equity Documents or otherwise, either pursuant to this Agreement or otherwise, shall continue as scheduled regardless of such termination and regardless of any terms of any Equity Documents to the contrary.

(b)                                 In the event (i) you are terminated without Cause; or (ii) you resign for Good Reason, in addition to the Accrued Obligations, and contingent on your executing a Release within thirty (30) days after the Termination Date, and you do not revoke the Release, you shall be entitled, in addition to the Accrued Obligations, to receive payments at the rate of 1.7 times your Base Salary in effect on the Termination Date (representing your Base Salary plus target Bonus, together, the “Severance Pay”), which the Company shall pay to you in substantially equal installments in accordance with the Company’s payroll practice (subject to the penultimate sentence of this Section 5(b)) until the date 12 months following the Termination Date; provided that the Company may cease such payments effective on any earlier date when (I) you are judicially determined to have violated any restrictive covenant in the Employee Noncompetition, Confidentiality and Inventions Agreement; or (II) you accept comparable employment with another employer.  For purposes of clause I, a “judicial determination” shall include without limitation the issuance of a preliminary injunction temporarily enforcing a restrictive covenant, in whole or in part, in connection with a dispute concerning whether you violated any such restrictive covenant; provided that any severance or other payments or vesting withheld are restored in the event that a permanent injunction is not issued in connection with such dispute prior to the termination of such proceeding.  For purposes of clause II, “comparable employment” means a chief executive officer position with a base salary and bonus target at least equivalent in the aggregate to your Base Salary and Bonus target as of the Termination Date.  The first payment of the Severance Pay will be made on the first regular payroll date of the Company that occurs following the expiration of 37 days following the Termination Date, which payment shall include all amounts which would have been paid in the 37 days following the Termination Date on the Company’s regular payroll schedule if the Release had not been required.  Also, subject to your timely execution and the effectiveness of the Release, in the event of a termination without “Cause” or for “Good Reason,” then regardless of such termination and regardless of any terms of any Equity Documents to the contrary: (i) the vesting of all unvested equity granted to you under the Equity Documents or otherwise, either pursuant to this Agreement or otherwise, shall continue as scheduled and (ii) the exercise period for all equity granted to you pursuant to this Agreement or otherwise shall be extended to the later of the one-year anniversary of the Termination Date and the one-year anniversary of the applicable vesting date of such equity (but in no event later than the expiration date of such equity award).

(c)                                  Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

(d)                                 Additional Benefits in Connection With a Change of Control.  In the event of a Change of Control, all outstanding unvested equity granted to you under the Equity Documents or otherwise, either pursuant to this Agreement or otherwise shall immediately become fully vested and exercisable. In the event of a Potential Change of Control, this Agreement shall be extended automatically until the later of the 18-month anniversary of the Potential Change of Control or, if applicable, the 18-month anniversary of the resulting Change of Control.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason within 6 months preceding a Change of Control or within 18 months immediately following a Change of Control, then, in addition to the Accrued Obligations, the following terms shall apply in place of Section 5(b): the Company shall pay you a lump sum in cash in an amount equal to two times the sum of (A) your then-current Base Salary (or your Base Salary in effect immediately prior to the Change of Control, if higher) plus (B) either the average of the Bonuses received by you (if any) for the two immediately preceding fiscal years, or, if your second annual Bonus has not yet been determined, your target bonus of 70% of your then-current Base Salary. The lump sum shall be paid within 10 business days of your termination (except in the case of termination preceding a Change of Control, in which case payment shall be made within 10 business days after the Change of Control, and such amount shall be reduced by any amounts previously paid under Section 5(b)).

(e)                                  Section 280G. The payments, benefits and vesting, if any, to which you are entitled under Section 5 (and all other payments, benefits and vesting to which you may be entitled) shall be provided without regard to whether the deductibility of such payments, benefits and vesting would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payment, benefits and vesting) would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”).  If any portion of the payments, benefits and vesting to or for your benefit (including, but not limited to, payments, benefits and vesting under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to the relevant taxing authority as withholding taxes at such time or times when each payment of Excise Tax is due, an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section 5(e), shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a) (l)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties.  The determination as to whether your payments, benefits and vesting include Excess Parachute Payments and, if so, the amount of such, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by such certified public accounting firm as the Board may designate prior to a Change of Control (the “accounting firm”).  Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability.  Notwithstanding anything in this section to the contrary, the maximum amount of the gross-up payment, including any gross-up for Section 409A penalties, shall not exceed $500,000.

(f)                                   “Change of Control”.  As used herein, a “Change of Control” shall mean (i) the sale, in one transaction or series of related transactions (including one or more stock sales, mergers, business combinations, recapitalizations, consolidations, reorganizations, restructurings or similar transactions), of all or substantially all of the consolidated assets of the Company and its subsidiaries to any person or group (including any such transaction in which the stockholders of the Company immediately prior to such transaction own less than 50% of the resulting company resulting from such transaction); (ii) any person or group acquiring beneficial ownership of at least 50% of the aggregate voting power of all outstanding voting securities of the Company or its successor or (iii) persons who, as of the date hereof, constituted the Company’s Board of Directors (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the date hereof whose election was approved by a majority of the directors then in office shall, for purposes of this definition, be considered a member of the Incumbent Board.  As used herein, a “Potential Change of Control” means (i) any agreement entered into by the Company which if consummated would result in Change of Control, or (ii) the announcement by any person or group of its intention to take actions which if consummated would constitute a Change of Control.

(g)                                  Separation from Service.  Notwithstanding anything set forth in Sections 4 and 5 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409A(a)(2)(A)(i) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-1(h).

(h)                                 Section 409A.

(i)                                     Anything in this Agreement to the contrary notwithstanding, if at the time of your “separation from service,” the Company determines that the you are a ‘specified employee’ within the meaning of Section 409A (a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii)                                  Solely for purposes of Section 409A of the Code, each installment payment described in Section 5 is considered a separate payment.

(i)                                     No Mitigation or Setoff.  You shall not be required to mitigate the amount of any payments to you under this Section by seeking other employment or otherwise, nor shall any compensation received by you reduce any such payments, except to the extent expressly provided in this Agreement. No payment to you under this Section shall be subject to set-off by the Company for any claim the Company may have against you.

6.                                      Noncompetition, Confidentiality and Inventions Agreement.  As a condition of your employment with the Company, you will execute an Employee Noncompetition, Confidentiality and Inventions Agreement in the form attached hereto.

7.                                      Disclosure to Future Employers.  You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in the Employee Noncompetition, Confidentiality and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.                                      Nondisparagement.  During and after your employment with the Company, you agree not to make any intentionally disparaging public statements concerning the Company or any of its affiliates or current or former officers or directors; provided that no statement that you make in the good faith course of performance of your duties and responsibilities shall be considered a breach of this Section 8.  In addition, nothing in this Agreement shall in any way limit your ability to testify truthfully in any legal proceeding or respond truthfully to any statement made by the Company or any of its affiliates or current or former officers or directors.

9.                                      Representations.  You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

10.                               General.

(a)                                 Notices.  All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

(b)                                 Entire Agreement.  This Agreement, together with the Equity Documents  and the Employee Noncompetition, Confidentiality and Inventions Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. In the event of any inconsistency between this Agreement and the Equity Documents or the Employee Noncompetition, Confidentiality and Inventions Agreement, the terms of this Agreement shall prevail.

(c)                                  Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto, which expressly states that it is an amendment to or modification of this Agreement.

(d)                                 Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)                                  Assignment.  (i) The Company shall cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business and (ii) neither you nor the Company may assign its rights and obligations under this Agreement without the prior written consent of the other and any such attempted assignment by you or the Company without such prior written consent will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

(f)                                   Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

(g)                                  Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to this Agreement will be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(h)                                 Fees and Expenses.  Each party shall bear his or its own costs and expenses (including legal fees) in connection with the execution of this Agreement.  In the event that you are the prevailing party on one or more substantive claims that are based on an alleged breach of this Agreement in any legal action to enforce the terms of this Agreement, the Company shall reimburse you for your reasonable attorneys’ fees and related reasonable expenses incurred with respect to any reasonably asserted claims in such legal action that are based on an alleged breach of this Agreement.

(i)                                     Indemnification and Insurance.  During the Term and thereafter, the Company shall indemnify you for any losses or claims against you relating to your services hereunder in accordance with the terms of the Company’s Indemnification Agreement with its Directors, the form of which has been previously delivered to you, and as permitted by the Company’s Certificate of Incorporation and By-laws in effect on the date hereof.  During the Term and for a period of six years thereafter, the Company shall cover you on its directors and officers insurance policies to the same extent as other directors and officers are covered, if any such policies shall be in effect with respect to other directors and officers.

(j)                                    Jury Waiver.  You and the Company agree to waive trial by jury in connection with any action arising from or relating to this Agreement.

(k)                                 Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(l)                                     Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(m)                             Acknowledgments.  You recognize and agree that the enforcement of the Employee Noncompetition, Confidentiality and Inventions Agreement may be necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company.  You agree that, due to the nature of the Company’s business, the restrictions set forth in the Employee Noncompetition, Confidentiality and Inventions Agreement are reasonable as to time, scope, and subject matter.

(n)                                 Taxes.  All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may be required to withhold pursuant to any applicable law or regulation.  To the extent applicable, it is intended that this Agreement be exempt from, or comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

(o)                                 Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed this Agreement.

Very truly yours,

Metabolix, Inc.

	By:	/s/ Anthony J. Sinskey
Name: Anthony J. Sinskey
Title: Director & Chairman of the Compensation Committee

Accepted and Approved:

/s/ Joseph Shaulson	December 19, 2013
Joseph Shaulson	Date